Exhibit 99.1

PRESS RELEASE

K-Sea Transportation Partners L.P. Announces Pricing of Public Offering of 2.9 Million Common Units

NEW YORK, August 7, 2009 (BUSINESS WIRE) — K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it has priced its previously announced public offering of 2.9 million common units representing limited partner interests at a price to the public of $19.15 per common unit.  The offering is scheduled to close on August 12, 2009.  K-Sea Transportation Partners has also granted the underwriters a 30-day option to purchase up to an additional 435,000 common units to cover over-allotments, if any.  The net proceeds of the offering are expected to be used to repay indebtedness and make construction progress payments in connection with its vessel newbuilding program.

BofA Merrill Lynch and Wells Fargo Securities are acting as joint book-running managers for the offering.  RBC Capital Markets and UBS Investment Bank are acting as co-lead managers, and DnB NOR Markets, KeyBanc Capital Markets and Stifel Nicolaus are acting as co-managers for the offering.  When available, a copy of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from the following underwriters at the addresses set forth below:

BofA Merrill Lynch
4 World Financial Center
New York, New York 10080
Attn: Prospectus Department

Wells Fargo Securities
Attn: Equity Syndicate Dept.
375 Park Avenue
New York, New York 10152
(800) 326-5897
equity.syndicate@wachovia.com

You may also obtain these documents for free when they are available by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The common units will be offered only by means of the prospectus supplement and the accompanying prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

Cautionary Statement

This press release includes forward-looking statements, which give K-Sea Transportation Partners’ current expectations or forecasts of future events based on currently available information.  Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom.  Such statements are subject to a number of risks and uncertainties, including those identified in “Item 1A. Risk Factors” of its most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.

Contacts
K-Sea Transportation Partners L.P
Terrence P. Gill, Chief Financial Officer, 732-565-3818